Exhibit 10.16

LEASE

This lease made and entered into as of this 27th day of May, 2014 Between Joet Renee Prutch Hereafter referred to as “Landlord”, and              hereinafter referred to as “Tenant”. GrowGeneration Pueblo Corp.

In consideration of the terms, covenants and conditions herein contained, Landlord and Tenant covenant and agree as follows:

1. Demise. Landlord leases to Tenant, and Tenant leases from Landlord, certain premises, described as follows:

Warehouse and Office space located at 2704 So. Prairie Ave. Suite “C” and consisting of a total of approximately 1800 square feet.

2. Term and Rent. The term of this lease shall be for a period of 3 years, to Commence on the first day of 1st October 2014 and to terminate on the 30th day of September 2017.

After 3 years, Landlord does hereby grant unto Tenant an option to renew this lease on the agreed upon terms and conditions.

Tenant shall pay Landlord as and for rent the sum of $950.00 per month payable monthly in advance commencing on 1st each no. The monthly rental shall be binding for the entire term of this lease and shall be prorated for any partial month.

3. Assignment and Subletting. Tenant will not assign this lease in whole or in part, or sublet all or any part of the leased premises, without obtaining the written consent of the Landlord.

Landlord will assign existing lease from Southern Colorado Garden Supply Cop.

4. Use of Premises by Tenant. Tenant shall use the leased premises for Retail Gardening                 to GrowGeneration Pueblo Corp expiring September 30th 2014.

5. Maintenance and Cost of Maintenance of Common Area. Landlord shall, at his sole expense, maintain and repair all common areas, if any, which Tenant is entitled to utilize including, but not limited to parking areas, driveways, sidewalks and landscaped areas.

6. Fixtures and Alterations. Tenant shall not make or cause to be made any alterations, additions or improvements or install or cause to be installed any trade fixtures, exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, shades or awnings or make any changes to the warehouse front without first obtaining Landlord’s written approval and consent, which consent Landlord shall not unreasonably withhold. Tenant shall present to Landlord plans and specification for such work at the time approval is sought. Alterations made by Tenant shall become property of Landlord at the expiration of the term of this lease or any extensions ereof unless Landlord has specifically agreed, in writing, that Tenant may remove any such alterations.

7. Maintenance of Leased Premises. Tenant shall at all times maintain the interior of the leased promises in good condition and repair. Landlord shall be solely responsible for repair and Maintenance of the roof, building exterior, heating and air conditioning and all plumbing and electrical needs for the building. If Landlord refuses or neglects to repair property as required hereunder as soon as reasonably possible after written demand, to the reasonable satisfaction of Tenant, Tenant may make such repairs and upon completion thereof, Landlord Shall pay Tenant’s costs for making such repairs upon presentation of a bill therefore.

8. Insurance. Tenant will insure its contents and leasehold improvements at all times with “All-Risk” coverage for full replacement value thereof. Tenant will also maintain liability insurance to protect Tenant in an amount of $1,000,000.00 or more for each occurrence for injuries or ‘damage to property. Landlord will insure the building at all times for fire, extended coverage and additional perils, commonly referred to as “All-Risk” coverage, in an amount equal to the full value of the building as determined by the Landlord.

9. Waiver of Subrogation. Landlord and Tenant hereby release each other from and waive any claims against each other respecting any property damage to the premises, the building in which the leased premised are located and all personal property located therein to the extent such property damage is required to be insured against under the terms of this lease and regardless of the cause of such property damage including negligence. All policies of insurance pertaining to the lease premises and its contents shall be endorsed to provide that the insurance company may not subrogated with respect to insurance carried by Tenant against Landlord, it being agreed that neither Tenant nor Tenant’s insurance company or companies shall have any right of action against Landlord for any loss or damage to Tenant’s property in or about the leased premises which loss or damage is in fact covered by insurance carried by Tenant, and that neither Landlord nor Landlord’s insurance company or companies shall have any right of recovery against Tenant for any loss or damage to the building, the leased premises, or to Landlord’s property in or upon the leased premises, which loss or damage is in fact covered by insurance carried by the Landlord.

10. Mutual release of Liability. Neither party shall be liable to the other for damage arising out of the occurrence of damage to or destruction of the building or the leased premises or the contents thereof by fire or other casualty, which loss is covered by any insurance policy of either party, and each party does hereby waive all claims against the other for any such damages, whether or not such damage or destruction be the result of negligence on the part of either party, its agents, servants or employees.

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11. Utilities and Taxes. Tenant shall be solely responsible for and promptly pay all charges for all utilities used or consumed which are separately metered to the leased premises. In those cases that utilities are not separately metered, Tenant shall pay its proportional share of the monthly charges for shared utilities. Tenant shall also be solely responsible for and promptly pay all personal property taxes which may be levied or assessed by any lawful authority against any of Tenant’s personal property located in the leased premised. Landlord shall be solely responsible for all real estate taxes for the lease premises.

12. Total Destruction of Property. If there shall be total destruction of lease premises by fire or otherwise, the lease portion of this agreement shall terminate at the option of Tenant, and if Tenant shall so exercise its rights to terminate, Landlord shall be liable for reimbursement of Tenant for any rent paid in advance but not yet accrued as of the date of said destruction.

13. Condemnation. If the premises or any part thereof are taken or condemned for a public or quasi-public use, this lease shall, as to the part so taken, terminate as of the date title shall vest in the condemner, and the rent shall be adjusted accordingly as to the part so taken, or shall cease if the entire premises be so taken. In no event shall any part or any condemnation award belong to the Tenant, but the same shall be the sole, absolute and exclusive property of the Landlord.

14. Default of the Tenant. In the event of any failure by Tenant to pay any rental due hereunder within (10) days after the same shall be due or any failure to perform any other of the terms, conditions or covenants of this lease to be observed, or performed by Tenant for thirty (30) days after written notice of such default shall have been given to Tenant (unless such default cannot be cured within said thirty (30) day period, then landlord, besides other it may have, shall have the immediate right of reentry and may recover and may remove all persons or property from the leased premises by legal process. Should Landlord at any time terminate this lease for any breach, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such breach. Tenant further agrees to indemnify Landlord for costs and expenses incurred by landlord in any lawsuit against Tenant to enforce the terms of this lease.

15. Right of Entry. Landlord or landlord’s agents shall have the right to enter the leased premises at all reasonable times to examine the same and show them to prospective purchasers or lessees of the building, and to make such repairs, alterations, improvement or additions as the Landlord may deem desirable so long as said entry does not unreasonably interfere with Tenant’s use of the leased premises.

16. Landlord’s Covenant. Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the leased premises for the term hereby demised without hindrance or interruption by landlord or any other person or persons lawfully or equitably claiming by, through, or under the Landlord subject, nevertheless, to the terms and conditions of this lease.

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17. Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to be deemed to be duly given if delivered or deposited in the U.S. Mail first class postage prepaid, certified, return receipt requested (except for rent payment) to the Landlord as Follows:

Renee Prutch

2710 S. Prairie Ave

Pueblo, Co 81005

And to Tenant as Follows:

GrowGeneration Pueblo Corp.

800 Westchester Ave, Suite S638

Ryebrook, ny 10573

Ceo: Darren Lampert

1-914-924-1235

Each party may, from time to time, designate a different address by notice given in conformity with this paragraph. The date of mailing as indicated by U.S. Postal return receipt shall be the commencement date for calculating any time periods associated with the giving of notice hereunder.

18. Amendments. It is acknowledged that the covenants and obligations herein are the full and complete terms of this lease agreements, and no alternation, amendments or changes to such terms shall be blinding unless first reduce to writing and executed with the same formality as this agreement. This provision shall not apply to changes of address for forwarding of notice or rental payments.

19. Headings. The headings hereof are intended as guides only and shall not be construed as having any legal effect.

20. Heirs, Successors, and Assigns. Each and every obligation contained in this lease agreement shall be jointly and severally binding upon the respective parties, their heirs, legal representatives, successors and assigns.

21. Other Terms.

1.	The building is a non-smoking building, all smokers shall smoke out the North side of the building with a cigarette dispenser. (Please do not throw butts on the asphalt).

2.	All vehicles and tailors, etc. shall be in the back yard at closing time.

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3.	All trash containers shall be in the back yard (we will designate and area) or inside of your unit.

4.	All tenants shall keep up their trash and debris inside and outside of their units.

5.	Please be mindful and respectful to the other tenants as we are trying to maintain a professional complex for everyone.

6.	The rent is due on the first of each month, no later than the fifth, then a late fee of 5% will be assessed.

7.	Landlord specifically does not allow the sale, distribution, cultivation, or processing of marijuana, marijuana clones, or marijuana seeds. The Sales, distribution, cultivation, or processing of marijuana, marijuana clones, or processing of marijuana, marijuana clones, or marijuana seeds is grounds for immediate termination of this lease.

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the day and year last above written.

LANDLORD:

[ILLEGIBLE]		5-27-14
Renee Prutch		5-27-14

TENANT:

By	Darren Lampert
CEO GrowGeneration, Pueblo Corp.

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